EXHIBIT 15.2

April 29, 2022

Renren Inc.
2828 N. Central Avenue Fl 7,
Phoenix, Arizona, 85004 USA

Re: Consent of Commerce & Finance Law Offices

We hereby consent to the use of our firm name and summaries of our firm’s opinions under the captions of “Item 3.D. Risk Factors” and “Item 10.E—Taxation” in Renren Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Form 20-F”), which will be filed with the Securities and Exchange Commission in the month of April 2022, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Renren Inc.’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) that were filed on October 18, 2011, February 26, 2016 and October 19, 2018, respectively.

We also hereby consent to the filing of this consent letter as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices